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                                                                    Exhibit 12


                RELIANT ENERGY RESOURCES CORP. AND SUBSIDIARIES
          (A WHOLLY OWNED SUBSIDIARY OF RELIANT ENERGY, INCORPORATED)

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

                                                                      YEAR ENDED DECEMBER 31,
                                                      ------------------------------------------------------
                                                          1999        1998      1997        1996      1995
                                                      ----------   ---------  ---------  ---------  ---------
Income from continuing operations .................    $100,201    $ 93,824   $ 66,722   $ 95,138   $ 65,529

Income taxes for continuing operations ............      88,771     111,830     55,781     66,352     55,379
                                                       --------    --------   --------   --------   --------
                                                        188,972     205,654    122,503    161,490    120,908
                                                       --------    --------   --------   --------   --------

Fixed charges, as defined:

   Interest expense ...............................     119,492     111,337    126,150    132,557    157,959

   Distribution on trust preferred securities .....         357         632      6,596      5,842

   Interest component of rentals charged to
     operating expense ............................      10,975       8,485      7,988     10,083     16,215
                                                       --------    --------   --------   --------   --------

   Total fixed charges ............................     130,824     120,454    140,734    148,482    174,174
                                                       --------    --------   --------   --------   --------

Earnings, as defined ..............................    $319,796    $326,108   $263,237   $309,972   $295,082
                                                       ========    ========   ========   ========   ========

Ratio of earnings to fixed charges ................        2.44        2.71       1.87       2.09       1.69
                                                       ========    ========   ========   ========   ========


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